Exhibit 10.1

Zevra Therapeutics, Inc.

Ninth Amended and Restated

Non-Employee Director Compensation Policy

Effective: May 3, 2023

Each member of the board of director (the “Board”) of Zevra Therapeutics, Inc. (the “Company”) who is not also an employee of the Company or any subsidiary of the Company shall be entitled to the following compensation for service on the Board and its committees:

Cash Compensation

Cash compensation shall be paid in the following annual amounts. Payments shall be made in quarterly installments in arrears on the last day of each calendar quarter in which service occurred and shall be prorated as appropriated for a director who does not serve for the full quarter. For the avoidance of doubt, the cash compensation set forth below shall apply for the entire quarter in which this policy is adopted by the Board.

1.	Annual Board Service Retainer:
a.	All non-employee directors: $40,000
b.	Chairman of the Board, if not an employee (in addition to the retainer for all non-employee directors): $75,000
c.	Lead independent director, if any (in addition to the retainer for all non-employee directors): $15,000

2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $9,000
b.	Member of the Compensation Committee: $7,000
c.	Member of the Nominating and Corporate Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer:
a.	Chair of the Audit Committee: $22,500
b.	Chair of the Compensation Committee: $15,000
c.	Chair of the Nominating and Corporate Governance Committee: $12,500

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2014 Equity Incentive Plan, or, as the case may be, any successor equity incentive plan approved by the stockholders of the Company (the “Plan”). All stock options granted under this policy will be nonqualified stock options using the Company’s standard form of Nonqualified Stock Option Agreement under the Plan, with an exercise price per share equal to the last reported sale price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant or, if such grant date is not a trading date, on the last trading date prior to the grant date, and with a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

Annual Grant:  On the date of each annual stockholders meeting of the Company, each director who continues to serve as a non-employee member of the Board following such stockholders meeting will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option for 39,200 shares of common stock. The Chairman of the Board, if not an employee, shall receive a stock option for a total of 49,200 shares of common stock, which is based on the foregoing grant of 39,200 shares as a director plus an additional 10,000 shares.  The stock options will vest and become exercisable in full on the earlier of (1) the first anniversary of the grant date, (2) the day before the first annual stockholders meeting occurring after the grant date or (3) immediately prior to a “Change in Control” as defined in the Plan, subject in each case to the director’s continued service on such vesting date.

New Director Grant:  At beginning of the first term of each non-employee member of the Board will automatically, without further action by the Board or the Compensation Committee of the Board, granted a stock option for 1.5x the number of the Annual Grant number of shares of common stock.  Such New Director Grant will be made on the first day of each new director’s first term and will vest and become exercisable as follows: (1) one-third of the total shares subject to the option will vest one day prior to the date of the first annual meeting of stockholders following the date of grant, and continuing for the next two annual meetings of stockholders, such that the option will fully vest one day prior to the date of the third annual meeting of stockholders following the date of grant, provided that at the relevant vesting dates such optionee's directorial relationship has not been terminated as defined in and as determined under the Plan, or (2) immediately prior to a “Change in Control” as defined in the Plan, subject in each case to the director’s continued service on such vesting date.